Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Maria F. Slippen	Robert S. Schneider
U.S.I. Holdings Corporation	U.S.I. Holdings Corporation
914-749-8511	914-749-8702
maria.slippen@usi.biz	rschneider@usi.biz

U.S.I. Holdings Corporation Announces Pricing of Public Offering of Common Shares

BRIARCLIFF MANOR, N.Y., April 15, 2004 –U.S.I. Holdings Corporation (“USI” or the “Company”), (NASDAQ: USIH) today announced that it has set the price of the public offering of 9,764,850 of its common shares at $14.72 per common share. Of those shares, 3,500,000 shares were sold by the Company via forward sale agreements as discussed below and 6,264,850 shares were sold by various selling shareholders.

In connection with the offering, the Company entered into forward sale agreements pursuant to which J.P. Morgan Securities Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated agreed to borrow and sell 3,500,000 shares of the Company’s common stock. The Company expects to receive net proceeds initially valued at $48.2 million upon settlement of the forward sale agreement, which will be within the next twelve months.

The Company has granted the underwriters a 30-day option to purchase up to an additional 1,464,728 shares of common stock (up to an additional 939,728 shares from the selling shareholders and up to an additional 525,000 shares from the forward purchasers) at the public offering price, less the underwriting discount, to cover over-allotments.

The closing of the offering is scheduled to occur on or about April 20, 2004.

USI expects to use the net proceeds from its sale of common shares for working capital and general corporate purposes, including possible acquisitions. The Company will not receive any of the net proceeds from the sale of the common shares by the selling shareholders.

The offering was led by Merrill Lynch & Co. and J.P. Morgan Securities Inc. Banc of America Securities LLC acted as a senior co-manager and Fox-Pitt, Kelton, Keefe Bruyette & Woods, Stephens Inc. and SunTrust Robinson Humphrey acted as co-managers for the offering.

A registration statement relating to the common shares that the Company and the selling shareholders plan to sell has previously been filed with, and declared effective by the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the prospectus relating to this offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080 and J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 59 offices in 19 states.